Exhibit 21.1

LIST OF SUBSIDIARIES

Deltak, L.L.C. (Delaware)

Braden Manufacturing, L.L.C. (Delaware)

Deltak Construction Services, Inc. (Wisconsin)

Braden Construction Services, Inc. (Delaware)

Global Power Equipment Group International (Cayman Islands)

Deltak B.V. (Netherlands)

Braden-Europe B.V. (Netherlands)

Braden Manufacturing, S.A. de C.V. (Mexico)

CFI Mexicana, S.A. de C.V. (Mexico)

Global Power Equipment Group Brazil (Brazil)

Deltak Israel Ltd. (Israel)

Nanjing Deltak Power Equipment Co. Ltd. (China) (51%)

Shenzhen Deltak Energy Systems Co. Ltd. (People’s Republic of China) (60%)

Global Power Equipment (Shanghai) Co., Ltd. (People’s Republic of China)

Global Power Asia Limited (Hong Kong)

Deltak Power Equipment (China) Co. Ltd. (People’s Republic of China) (90%)